[LOGO GOES HERE]



-------------------------------------------------------------------------------

                                  PRESS RELEASE

-------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE:                           CONTACT:

CompX International Inc.                         John A. Miller
16825 Northchase Drive                           Chief Financial Officer
Houston, Texas 77060                             Tel.  281-423-3391


               COMPX REPORTS INCREASED SALES AND OPERATING INCOME

HOUSTON, TEXAS . . . April 18, 2000 . . . CompX International Inc. (NYSE: CIX) announced its first quarter 2000 results and reported a 20% increase in net sales and an 11% increase in operating income from the same quarter a year ago. Net sales increased to $66.1 million in the first quarter of 2000 compared to $55.2 million in the first quarter of 1999. Operating income increased to $10.7 million in the first quarter of 2000 compared to $9.6 million in the first quarter of 1999. Net income in the first quarter of 2000 was $6.6 million, or $.41 per diluted share, compared to net income of $5.9 million, or $.37 per diluted share, for the same quarter a year ago. The increase in net sales for the first quarter versus a year ago is due to increased demand for the Company's office furniture products, market share gains in slide products, and acquisitions. Excluding the effect of acquisitions, net sales increased 7% from the first quarter of 1999 with net sales of slides increasing 13%, ergonomics net sales increasing 7%, and security products net sales remaining essentially flat. During the first quarter of 2000 weakness in the Euro negatively impacted net sales and operating income. Excluding the effect of currency and acquisitions, net sales increased 9% over the first quarter of 1999.

"Our sales growth rate continued to exceed the BIFMA growth rate and we have continued to improve the operating performance of our recent acquisitions," said Joseph S. Compofelice, Chairman and Chief Executive Officer. Mr. Compofelice added that "Our current backlog, inquiry rate, and feedback from our major customers all suggest a strong and improving level of activity for the rest of 2000."

CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and security products.

Statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, the introduction of tariff or non-tariff trade barriers, potential difficulties in integrating completed acquisitions and other risks and uncertainties detailed in the Company's Security and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

                                    ********







COMPX  INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

                                                   Three months ended
                                              -----------------------------
                                                       March 31,
                                              -----------------------------
                                                   1999           2000
                                              -------------- --------------
Total net sales                                 $  55.2         $  66.1

Cost of sales                                      39.1            48.6
                                              -------------- --------------
Gross profit                                       16.1            17.5

Selling, general and administrative                 6.5             6.8
                                              -------------- --------------
Operating income                                    9.6            10.7

Interest expense                                     .4              .5

Interest income                                      .2              .1

Other income (expense)                              (.1)             .2
                                              -------------- --------------
Income before income taxes                          9.3            10.5

Income tax expense                                  3.4             3.9
                                              -------------- --------------

Net income                                       $  5.9          $  6.6
                                              ============== ==============

Net income per diluted common share               $0.37           $0.41
                                              ============== ==============
Weighted average diluted common shares
outstanding                                        16.1            16.2
                                              ============== ==============